Exhibit 99.1

ATLANTICUS HOLDINGS CORPORATION CLOSES $100 MILLION REVOLVING CREDIT FACILITY WITH JPMORGAN CHASE BANK, N.A.,

ASSOCIATED WITH THE FORTIVA® BRAND

ATLANTA, GA, November 27, 2018 -- Atlanticus Holdings Corporation (NASDAQ: ATLC) (“Atlanticus”, “we”, “our” or “us”), a technology enabled consumer finance company, today announced the closing of a $100 million asset-backed, revolving credit facility with JPMorgan Chase Bank, N.A., a leading financial services provider.

The revolving credit facility follows the closing of our previous $90 million and $100 million revolving credit facilities associated with our Fortiva® general purpose credit card receivables and our recent $167.3 million asset backed securitization supporting our Fortiva® branded point-of-sale credit card receivables. The new facility expands the program under which we sell certain credit card receivables acquired by us to a consolidated trust in exchange for notes issued by the trust. The notes are secured by the receivables and other assets of the individual trust.

“By adding to our diverse funding base, we are well positioned to continue the substantial growth in both our private label point-of-sale credit program and our general purpose credit card product as we work to meet the needs of millions of financially underserved Americans through our platform for financial empowerment ” said Jeff Howard, President, Atlanticus Holdings Corporation.

About Atlanticus Holdings Corporation

Founded in 1996, our businesses, including the Fortiva® branded products, utilize proprietary analytics and a flexible technology platform to enable financial institutions to provide various credit and related financial services and products to the financially underserved consumer credit market. We apply the experience gained and infrastructure built from servicing over 17 million customers and $25 billion in consumer loans over our 22-year operating history to support lenders that originate a range of consumer loan products. These products include retail credit, personal loans, and credit cards marketed through our omni-channel platform that includes, retail point-of-sale, direct mail solicitation, Internet-based marketing, and partnerships with third parties. Additionally, through its CAR subsidiary, Atlanticus serves the individual needs of automotive dealers and automotive non-prime financial organizations with multiple financing and service programs.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning use of proceeds from the revolving line of credit; growth and funding strategies; and consumer demand for our products. Although Atlanticus believes that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties and you should not place undue reliance on such statements. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things, the timing and financing of originations; and other risk factors detailed from time to time in Atlanticus’ reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. Atlanticus undertakes no obligation to update or revise any forward-looking statement, except as may be required by law.